EXHIBIT 8.1
May 23, 2006
Alltel Corporation
One Allied Drive
Little Rock, AR 72202
Ladies and gentlemen:
     We have acted as tax counsel to Alltel Corporation, a Delaware corporation (“Alltel”), in connection with (1) the contribution of the stock of subsidiaries holding Alltel’s wireline telecommunications business (the “Wireline Business”) to ALLTEL Holding Corp., a Delaware corporation that is a newly formed, wholly owned subsidiary of Alltel (“Spinco”), in exchange for common stock of Spinco, cash in the form of a special dividend and debt securities of Spinco (the “Contribution”) pursuant to the Distribution Agreement, dated as of December 8, 2005, between Alltel and Spinco (the “Distribution Agreement”), (2) the pro-rata distribution of all of the Spinco common stock by Alltel to its shareholders pursuant to the Distribution Agreement (the “Distribution”), (3) the transfer by Alltel of the Spinco debt securities to Alltel’s creditors in exchange for outstanding debt of Alltel (the “Debt Exchange”), (4) the merger (the “Merger”) of Spinco with and into Valor Communications Group, Inc. (“Valor”), pursuant to the Agreement and Plan of Merger, dated as of December 8, 2005, among Alltel, Spinco and Valor (the “Merger Agreement”), and (5) certain other related transactions. In that capacity, we are delivering this opinion to you in connection with the Registration Statement of Valor Communications Group, Inc., on Form S-4 and the Registration Statement of ALLTEL Holding Corp. on Form S-1 (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.
     In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness, both initially and continuing as of the Effective Time (as defined in the Merger Agreement), of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the request by Alltel and Valor for rulings from the Internal Revenue Service (the “IRS”) dated December 23, 2005, as subsequently supplemented by the letters dated March 6, March 15 and April 6, 2006, including all exhibits and enclosures thereto (the “Ruling Request”), (ii) the private letter ruling (PLR-100049-06) issued by the IRS to Alltel on April 7, 2006 (the “Ruling”), (iii) the letters from each of Merrill, Lynch & Co and JP Morgan Securities to us dated May 16, 2006, (iv) the officer’s certificates from each of Alltel and Valor dated as of the date hereof (the “Officer’s Certificates”), (v) the

Alltel Corporation
May 23, 2006

letter from Private Capital Management to Alltel dated as of May 22, 2006, (vi) the Registration Statements, including the exhibits thereto, (vii) all agreements included as exhibits to the Merger Agreement (the “Agreements”), and (viii) such other documents and records as we deem necessary or appropriate as a basis for this opinion. In addition, we have relied upon the accuracy and completeness, both initially and continuing as of the Effective Time, of certain statements, representations, covenants and agreements made by Alltel, Spinco and Valor, including factual statements and representations set forth in the Officer’s Certificates. For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be as of the Effective Time, true, correct and complete without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing effectiveness and validity of the Ruling and the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Alltel, Spinco and Valor, including those set forth in the Officer’s Certificates, and we have assumed that the Officer’s Certificates will be re-executed by appropriate officers as of the Effective Time.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic or facsimile copies, and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Contribution, the Distribution and the Merger will be consummated in accordance with the Agreements and the Ruling and as described in the Ruling Request and the Registration Statements, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time.
     In rendering our opinion, we have considered applicable provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the IRS and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.
     Based solely upon and subject to the foregoing, we are of the opinion that, under current law, for United States federal income tax purposes:
The Distribution
1.	The Contribution, followed by the Distribution, will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code. Alltel and Spinco will each be “a party to such reorganization” within the meaning of Section 368(b) of the Code.[1]

[1]	Unless otherwise indicated, all Section references are to the Code and the Regulations.

Alltel Corporation
May 23, 2006

2.	Alltel will not recognize any gain or loss on the Contribution.
3.	Spinco will not recognize any gain or loss on the Contribution.
4.	Spinco’s basis in each asset received in the Contribution will equal the basis of that asset in the hands of Alltel immediately before its transfer.
5.	Spinco’s holding period in each asset received by Spinco in the Contribution will include the period during which Alltel held that asset.
6.	Except with respect to any excess loss account or intercompany item includable in income as a result of the application of Regulation Section 1.1502-19 or 1.1502-13, Alltel will not recognize any gain or loss on the Distribution.
7.	After applying the intercompany transaction Regulations to the deconsolidation of Spinco and the subsequent planned dispositions of the Spinco debt securities, Alltel will not recognize any income, gain, loss, or deduction with respect to the Spinco debt securities, other than any (i) amount of income, gain, loss, or deduction that offsets Spinco’s corresponding amount of income, gain, loss, or deduction upon the deemed satisfaction of the Spinco debt securities, (ii) deductions attributable to the fact that Alltel debt obligations may be redeemed at a premium; (iii) income attributable to the fact that Alltel debt obligations may be redeemed at a discount, (iv) interest expense accrued with respect to the Alltel debt obligations, and (v) income or gain realized on the transfer of the Spinco debt securities in the Debt Exchange attributable to appreciation in the Spinco debt securities while held by Alltel following the Distribution.
8.	The Alltel shareholders will not recognize any gain or loss (and will not otherwise include any amount in income) upon the receipt of the Spinco common stock pursuant to the Distribution.
9.	Upon the Distribution, each Alltel shareholder’s basis in a share of Alltel common stock (as adjusted under Regulation Section 1.358-1) shall be allocated between the share of Alltel common stock with respect to which the Distribution is made and the share or shares of Spinco common stock (or allocable portions thereof) received with respect to the share of Alltel common stock in proportion to their fair market values. If one share of Spinco common stock is received in respect of more than one share of Alltel common stock, the basis of each share of Alltel common stock must be allocated to the shares of Spinco common stock received in a manner that reflects that, to the extent possible, a share of Spinco common stock is received in respect of shares of Alltel common stock acquired on the same date and at the same price. If an Alltel shareholder that purchased or acquired shares of Alltel common stock on different dates or at different prices is not able to identify which particular share of Spinco common stock (or portion thereof) is received with respect to a particular share of Alltel common stock, the shareholder may designate which share of Spinco common stock is received with respect to a particular share of Alltel common stock, provided the designation is consistent with the terms of the Distribution.
10.	Each Alltel shareholder’s holding period in the Spinco common stock received will include the holding period of the Alltel common stock with respect to which the

Alltel Corporation
May 23, 2006

distribution of the Spinco common stock is made, provided that the Alltel common stock is held as a capital asset on the date of the Distribution.
11.	Earnings and profits of Alltel will be allocated between Alltel and Spinco in accordance with Section 312(h) of the Code.
12.	Payments made by Alltel to Spinco or by Spinco to Alltel under the tax sharing agreement or other transitional agreements regarding liabilities, indemnities or other obligations that (a) have arisen or will arise for a taxable period ending with or before the Distribution or for a taxable period beginning on or before and ending after the Distribution, and (b) will not become fixed or determinable until after the Distribution, will be treated as occurring immediately before the Distribution.
The Merger
1.	The Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, provided that the Merger qualifies as a statutory merger under applicable law. Spinco and Valor will each be a party to such reorganization within the meaning of Section 368(b) of the Code.
2.	Spinco will not recognize gain or loss on the transfer of its assets to Valor, and the assumption by Valor of the liabilities of Spinco, in the Merger.
3.	Valor will not recognize gain or loss on the receipt of Spinco assets in exchange for Valor common stock in the Merger.
4.	Valor’s basis in each asset received in the Merger will equal the basis of that asset in the hands of Spinco immediately before its transfer.
5.	Valor’s holding period in each asset received by Valor in the Merger will include the period during which Spinco held that asset.
6.	Valor will succeed to and take into account those attributes of Spinco described in Section 381(c) of the Code. These items will be taken into account by Valor subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.
7.	No gain or loss will be recognized by the Spinco shareholders on the receipt of Valor common stock in exchange for Spinco common stock in the Merger.
8.	A Spinco shareholder who receives cash in lieu of a fractional share will recognize gain or loss measured by the difference between the basis allocated to the fractional share transferred, as determined below, and the amount of cash received. Any gain or loss will be treated as capital gain or loss, provided such fractional share will be held as a capital asset on the date of the Distribution.

Alltel Corporation
May 23, 2006

9.	Each Spinco shareholder’s basis in the Valor common stock received will be the same as the basis of the share or shares (or allocable portions thereof) of Spinco common stock exchanged therefor, allocated in the manner described in Regulation Section 1.358-2.
10.	Each Spinco shareholder’s holding period in the Valor common stock received in the Merger will include the holding period in the Spinco common stock exchanged therefor, provided the Spinco common stock is held as a capital asset on the date of the Merger.
     This opinion is delivered to you in connection with the transaction referred to herein. Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Contribution, the Distribution or the Merger or of any transaction related to or contemplated by the Contribution, the Distribution or the Merger. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the use of our name under the heading “Legal Matters” in the Registration Statements. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
     This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP